EXHIBIT 99.1
NEWS RELEASE for March 1, 2006 AT 7:30AM EST

Contact:	Michael J. Quinn, Chairman and CEO, 714-649-5050 Christine G. Ocampo, Sr VP, CFO, 714-649-5066
CARDIOGENESIS REPORTS 2005 FOURTH QUARTER, YEAR-END RESULTS
Company Reports Second Consecutive Profitable Quarter and
Highest Annual Revenue in Five Years
FOOTHILL RANCH, CA (March 1, 2006) . . . Cardiogenesis Corporation (OTCBB: CGCP), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Channeling (PMC) procedures, announced results today for its fourth quarter and year ended December 31, 2005.
     The Company reported that revenues in the fourth quarter of 2005 were $4.1 million compared to $5.2 million in the same period in 2004, a decrease of 22%. For the full year 2005, revenues increased by 6% to $16.3 million, from revenues of $15.5 million in the prior year. This revenue increase from 2004 to 2005 was fueled by a 14% unit handpiece growth.
     Chairman and CEO Michael J. Quinn commented on the quarter and year-end results, “In 2005 we achieved our third consecutive annual revenue increase since 2002. This is significant progress, particularly when considering the momentum in procedural utilization of our TMR systems in 2005. Our increase in revenue year over year is a result of our continued progress in developing the TMR market, reflected in the 14% increase in annual handpiece sales,” stated Quinn. “We are creating the future of TMR with our Advanced TMR Platform, including the SolarGen 2100s console, our Robotic and Thoracoscopic PEARL delivery systems and the PHOENIX Revascularization Delivery System.”
     Sales, general and administrative expenses for the fourth quarter of 2005 decreased by 8% as compared to the prior year period. Sales, general and administrative expenses for the full year 2005 increased approximately 19% from the prior year period to $13.5 million. The increase was primarily due to the sales and marketing expansion which occurred at the beginning of 2005, as well as the marketing expenses directly related to the initial clinical introduction of the Company’s new minimally invasive product line.
MORE-MORE-MORE

CARDIOGENESIS REPORTS FOURTH QUARTER, YEAR END 2005 RESULTS
Page 2-2-2
     Research and development costs for the fourth quarter of 2005 increased by 34% as compared to the prior year quarter and increased by 20% for the full year 2005 from the prior year. The increase resulted from costs incurred for the product development and study costs for the new minimally invasive TMR handpieces and the Company’s investment in important research initiatives.
     In August 2005, the Company initiated a restructuring effort to significantly reduce the expense base and cash requirements to support the TMR business. The effects of these changes significantly reduced operating expenses by 35% post-restructuring. Sales, general and administrative expenses post-restructuring decreased by 32% as compared to the first six months of the year and research and development expenses decreased by 34% post-restructuring as compared to the first six months of the year.
     “In the second half of the year, we achieved significant progress operationally,” Quinn commented. “We implemented an aggressive restructuring effort which resulted in five consecutive months of profitability immediately following the implementation. Management is committed to achieving revenue growth while operating on a lower expense base. The effect of our actions during the second half of the year produced two consecutive profitable quarters.”
     Quinn added, “With the improvement in our operations in the second half of the year, we were able to make three principle payments towards the convertible note, preventing further oversupply of our stock on the market. If our operating results continue on an upward trend, we remain committed to using our current cash funds, instead of issuing more stock, towards paying back the principal on the note.”
     The Company generated income from operations of $388,000 and net income of $1,005,000 for the fourth quarter of 2005 and a loss from operations of $1.9 million and a net loss of $1.9 million for the full year 2005. The net loss includes non-operating, non-cash interest and other charges primarily resulting from the valuation of warrants and derivatives related to the convertible debt financing completed in October 2004.
     During the fourth quarter of 2005, the Company shipped a total of 2 lasers, converted 2 evaluation lasers to sale and worldwide disposable shipments were 818 units. In 2005, a total of 37 lasers were shipped, 6 evaluation lasers were converted to sale and worldwide disposable shipments were 3,442 units. During the fourth quarter of 2004, the Company shipped a total of 6 lasers, converted 6 evaluation lasers to sale and worldwide disposable shipments were 806 units. In 2004, a total of 23 lasers were shipped, 11 evaluation lasers were converted to sale and worldwide disposable shipments were 3,018 units.
MORE-MORE-MORE

CARDIOGENESIS REPORTS FOURTH QUARTER, YEAR-END 2005 RESULTS
Page 3-3-3
     Quinn stated, “We are very encouraged by our results during the second half of 2005. We demonstrated the ability to drive disposables revenue and produce operating profit. We made significant progress in 2005 towards bringing our minimally invasive PEARL Robotic and Thoracoscopic tools to market, while also developing the TMR market as reflected in our 14% annual unit growth in disposable sales.”
     Quinn commented on the progress of the PEARL trials, “We are close to completion of the feasibility trials with our minimally invasive PEARL Robotic and Thoracoscopic trials. We expect to complete those trials in the near future and submit the required follow up data to the FDA. We are forecasting initial commercial sales of these products in the fourth quarter of this year.”
     Upcoming opportunities for the Company to highlight its minimally invasive PEARL delivery systems include: Louis A. Brunsting, III, M.D., an attending Cardiothoracic Surgeon at Centennial Medical Center, (an HCA facility in Nashville, TN) is invited to present his clinical TMR experience with the Cardiogenesis PEARL Robotic delivery system at the Advanced Cardiac Techniques in Surgery (ACTS) Meeting in New York in April; and, Gary S. Allen, M.D., Chief of Cardiothoracic Surgery at Osceola Regional Medical Center (Kissimmee, FL) will be presenting his early and midterm results with our PEARL Thoracoscopic delivery System at the International Society of Minimally Invasive Cardiothoracic Surgery (ISMICS) Meeting in June.
     Regarding these developments, Quinn stated, “Cardiothoracic surgeons are excited about the advancements that we are bringing to market. In the completion of the required FDA feasibility trials, we are also developing the marketing tools to assist our surgeons with education of the medical and patient communities about these minimally invasive tools and techniques for delivering our significant and enduring therapy.”
     Quinn described the progress and plans for the Advanced TMR Platform. “In addition to completing the trials leading to commercialization of the minimally invasive PEARL delivery systems, we have made significant progress in the evaluation and application of our PHOENIX Revascularization Delivery System which combines the delivery of our Holmium: YAG TMR therapy with biologic or pharmacologic materials to enhance the overall physiologic and clinical response. We announced the successful completion of the initial clinical safety and feasibility cases earlier this quarter and are continuing to collect this important data in support of our PHOENIX program initiatives.”
MORE-MORE-MORE

CARDIOGENESIS REPORTS FOURTH QUARTER, YEAR-END 2005 RESULTS
Page 4-4-4
     The Company is evaluating the potential for increasing the patient response to its Holmium: YAG therapy by adding precise biologic/pharmacologic delivery to the TMR procedure in the PHOENIX Revascularization Delivery System. Quinn explained, “The delivery of the pulsed Holmium: YAG energy through our proprietary fiberoptic delivery system stimulates the tissue surrounding the TMR channel with thermoacoustic energy. At the time of surgery, this initiates the body’s own angiogenic response in and around the channels. It has been reported in the early clinical experience that delivery of biologics or pharmacologic materials to this stimulated myocardium can enhance the physiologic effect in tissue and contribute to improved regional and global ventricular mechanical function.”
     Dr. Marvin Slepian, the Company’s Chief Scientific Officer and Director of Interventional Cardiology at the Sarver Heart Center at the University of Arizona in Tucson, commented on the PHOENIX system, “The phenomenon of combining Holmium:YAG TMR and biologic/pharmacologic therapies is analogous to the lighting of a match. The match is essentially the fiber of the Holmium:YAG laser delivery system, the spark is the addition of the biologic or pharmacologic agent and the resulting explosion is the robust angiogenic response resulting from the combination of the two in the thermoacoustic stimulated tissue zone.”
     “There is a tremendous amount of scientific and clinical interest in the potential for biologic/pharmacologic therapies for treating cardiovascular diseases,” Quinn stated. “In the future, medical devices will primarily serve as delivery systems to optimize the effectiveness of innovative biologic/pharmacologic therapies. Our PHOENIX development program is focused on optimizing patient outcomes with the targeted, precise delivery of biologics/pharmacologics to the thermoacoustic stimulated tissue zone created with our Holmium: YAG TMR system.”
     The Company reported during January the FDA had approved the protocol for its PMC System. The protocol is a prospective, randomized, sham controlled, multi-center trial and will require approximately 400 patients. Regarding the trial status, Mr. Quinn explained, “We remain committed to achieving approval of our PMC technology in the United States. We expect to continue to be profitable based upon our growing TMR franchise, as we search for a corporate partner to help fund this significant PMC trial. We are fortunate to have a prominent group of respected cardiologists committed to supporting this important effort as soon as we have secured the necessary support.”
MORE-MORE-MORE

CARDIOGENESIS REPORTS FOURTH QUARTER, YEAR-END 2005 RESULTS
Page 5-5-5
Conference Call
     Cardiogenesis will host a conference call today to discuss the Company’s results for its fourth quarter and year ended December 31, 2005. The call will take place at 12:00 p.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.
     Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.
About Cardiogenesis Corporation
     Cardiogenesis is a medical device Company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
     For more information on the Company and its products, please visit the Cardiogenesis company web site at www.cardiogenesis.com or the patient and physician website at www.heartofnewlife.com. heartofnewlife.com is a resource for patients and physicians which provides medical information on TMR.
     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any
MORE-MORE-MORE

CARDIOGENESIS REPORTS FOURTH QUARTER, YEAR-END 2005 RESULTS
Page 6-6-6
failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
# # # #
TABLES FOLLOW
MORE-MORE-MORE

CARDIOGENESIS REPORTS 2005 FOURTH QUARTER, YEAR END RESULTS
Page 7-7-7
CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenues	$4,073	$5,200	$16,341	$15,454
Cost of revenues	659	623	2,998	2,193

Gross profit	3,414	4,577	13,343	13,261

Operating expenses:
Research and development	338	253	1,725	1,442
Sales, general and administrative	2,688	2,924	13,510	11,322

Total operating expenses	3,026	3,177	15,235	12,764

Income/(loss) from operations	388	1,400	(1,892)	497
Non-operating income/(expense), net	617	(1,798)	35	(1,816)

Net income (loss)	$1,005	$(398)	$(1,857)	$(1,319)

Net income (loss) per share — basic and diluted	$0.02	$(0.01)	$(0.04)	$(0.03)

Shares used in per share computations
Basic	44,921	41,446	43,414	41,152

Diluted	45,098	41,446	43,414	41,152

CARDIOGENESIS REPORTS 2005 FOURTH QUARTER, YEAR END RESULTS
Page 8-8-8
CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$1,843	$4,740
Accounts receivable, net	3,067	3,578
Inventories, net	3,147	1,782
Property and equipment, net	481	601
Restricted cash	2,508	2,884
Other assets	1,492	2,098

Total assets	$12,538	$15,683

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued liabilities, and other liabilities	$2,509	$2,675
Deferred revenue	394	658
Secured convertible term note and related long term obligations	4,769	7,615
Shareholders’ equity	4,866	4,735

Total liabilities and shareholders’ equity	$12,538	$15,683